Exhibit (a)(6)
This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated October
15, 2009 and the related Letter of Transmittal and any amendments or supplements thereto. The
Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of
Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Avocent Corporation
at
$25.00 Net per Share
Pursuant to the Offer to Purchase Dated October 15, 2009
by
Globe Acquisition Corporation
a wholly owned subsidiary of
Emerson Electric Co.
     Globe Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Emerson Electric Co., a Missouri corporation (“Emerson”), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Avocent Corporation, a Delaware corporation (“Avocent”), at a purchase price of $25.00 per Share (the “Offer Price”) in cash, without interest, less certain applicable taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 15, 2009 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Tendering stockholders whose Shares are registered in their names and who tender directly to BNY Shareowner Services (the “Depositary”) will not be charged brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Tendering stockholders whose Shares are registered in the name of their broker, bank or other nominee should consult such nominee to determine if any fees may apply. Purchaser is offering to purchase all of the Shares as a first step in acquiring all of the equity interests in Avocent. Following the consummation of the Offer, and subject to the conditions described in the Offer to Purchase, Purchaser intends to effect the Merger described below.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
AT THE END OF THURSDAY, NOVEMBER 12, 2009, UNLESS THE OFFER IS EXTENDED.
     The Offer is conditioned upon, among other things, (i) there being validly tendered, in accordance with the terms of the Offer, and not withdrawn, prior to the expiration of the Offer, a number of Shares that, together with the Shares then owned by Emerson and/or Purchaser, represents at least a majority of the total number of Shares outstanding (the “Minimum Condition”), (ii) expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations promulgated thereunder and (iii) the receipt of all requisite clearances and approvals under the competition laws of Austria, Germany, Hungary and Ireland. The Offer is not conditioned upon Emerson or Purchaser obtaining financing.
     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of October 5, 2009 (the “Merger Agreement”) among Avocent, Emerson and Purchaser. The Merger Agreement provides, among other things, that as soon as possible after consummation of the Offer, Purchaser will merge with and into Avocent (the

“Merger”), with Avocent continuing as the surviving corporation and a wholly owned subsidiary of Emerson. At the effective time of the Merger (the “Merger Effective Time”), each outstanding Share (other than any Shares in respect of which appraisal rights are validly exercised under Delaware law and any Shares held by Avocent, Emerson or any subsidiary of Emerson (including Purchaser)) will be converted into the right to receive the Offer Price (subject to, and net of, certain applicable taxes), without interest. The Merger Agreement provides that, upon the consummation of the Offer, (i) all options to acquire Shares, whether or not vested or exercisable, will be canceled and each holder of an option will be entitled to receive a cash amount (subject to, and net of, certain applicable taxes) equal to the excess, if any, of the Offer Price over the per Share exercise price of such option multiplied by the number of Shares issuable upon exercise of such option in full (after giving effect to the full vesting of all options), (ii) all performance shares that entitle the holder thereof to acquire Shares upon the attainment of performance milestones and such holder’s continued employment with Avocent, whether or not fully earned and whether or not vested, will become fully earned at maximum levels and fully vested and be canceled, and each holder thereof will receive an amount in cash (subject to, and net of, certain applicable taxes) equal to the product of the Offer Price and the maximum number of Shares represented by such holder’s performance shares, (iii) all restricted stock units that entitle the holder thereof to acquire Shares upon such holder’s continued employment with Avocent (excluding restricted stock units held by non-employee directors of Avocent) will be converted into a restricted stock unit to acquire shares of Emerson common stock and will be entitled to acceleration of vesting upon the holder’s termination of employment without cause, and (iv) restricted stock units held by non-employee directors of Avocent, whether or not vested, will become fully vested and be canceled, and each holder thereof will receive an amount in cash (subject to, and net of, certain applicable taxes) equal to the product of the Offer Price and the number of Shares represented by such holder’s restricted stock units (after giving effect to the full vesting of such restricted stock units). The Merger is more fully described in Section 13 of the Offer to Purchase.
     The Board of Directors of Avocent (the “Avocent Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of and fair to Avocent and Avocent’s stockholders and (ii) approved and authorized the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Avocent Board recommends that Avocent’s stockholders accept the Offer and tender their Shares in the Offer. Avocent has been advised that all of its directors and executive officers intend to tender all of their Shares pursuant to the Offer.
     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase, as promptly as practicable after the expiration of the Offer, all Shares validly tendered and not withdrawn prior to 12:00 Midnight, New York City time, at the end of Thursday, November 12, 2009 (or any later time to which Purchaser, subject to the terms of the Merger Agreement, extends the period of time during which the Offer is open) (the “Expiration Date”). If any condition to the Offer is not satisfied or waived on any scheduled Expiration Date, Purchaser must extend the Expiration Date (i) for an additional period or periods of reasonable duration until all of the conditions are satisfied or waived and (ii) for any period required by any applicable rule, regulation, interpretation or position of the SEC or its staff, The NASDAQ Global Select Market or any period otherwise required by applicable law; provided that Purchaser shall not be required to extend the Expiration Date beyond the earlier of (x) March 31, 2010 and (y) the date that is 60 days after the date on which all of the conditions to the Offer (other than the Minimum Condition and those that by their nature are to be satisfied at the expiration of the Offer) have been satisfied or, to the extent permitted by the Merger Agreement, waived by Purchaser. Notwithstanding the foregoing, under the terms of the Merger Agreement, Purchaser may not terminate or withdraw the Offer other than in connection with the termination of the Merger Agreement. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares.
     In accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act”) and the Merger Agreement, Purchaser expressly reserves the right to provide, at its option, subject to the terms of the Merger Agreement, a subsequent offering period following the Expiration Date (a “Subsequent Offering Period”). If provided, a Subsequent Offering Period will be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender any Shares not previously tendered in the Offer. If a Subsequent Offering Period is made available, then (i) it will remain open for such period or periods as Purchaser will specify of at least three business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn, (iii) Purchaser will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price. Purchaser may extend any initial Subsequent Offering Period by any period or periods. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a Subsequent Offering Period. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already would have been completed. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. If Purchaser elects to provide or extend a Subsequent Offering Period, Purchaser will make a public announcement of such Subsequent Offering Period or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or the date of termination of the prior Subsequent Offering Period.
     Purchaser also reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that Avocent’s consent is required for Purchaser to (i) waive or change the Minimum Condition, (ii) decrease the Offer Price, (iii) change the form of consideration to be paid in the Offer, (iv) decrease the number of Shares sought in the Offer, (v) extend or otherwise change the Expiration Date (except to the extent permitted or required by the Merger Agreement) or (vi) impose conditions to the Offer in addition to those set forth in the Merger Agreement (which are described in “Section 15 — Conditions of the Offer” of the Offer to Purchase) or (vii) amend or modify the conditions to the Offer set forth in the Merger Agreement (which are described in “Section 15 — Conditions of the Offer” of the Offer to Purchase) or any other term of the Offer, in either case in any manner that broadens any of the conditions to the Offer, would require Purchaser to extend the Offer or is otherwise materially adverse to the holders of Shares.
     In order to take advantage of the Offer, you must either (i) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a manually signed facsimile copy) and any other required documents to BNY Shareowner Services, our Depositary, and either deliver the certificates for your Shares along with the Letter of Transmittal to the Depositary or tender your Shares pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase or (ii) request your broker, dealer, bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, bank, trust company or other nominee, you must contact such broker, dealer, bank, trust company or other nominee to tender your Shares. If you desire to tender Shares, and certificates evidencing your Shares are not immediately available, or if you cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, or if you cannot deliver all required documents to the Depositary prior to the expiration of the Offer, you may tender your Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.
     For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares tendered when and if Purchaser gives oral or written notice of Purchaser’s acceptance to the Depositary. Purchaser will promptly pay for Shares accepted for payment pursuant to the Offer by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments and transmitting such payments to tendering stockholders. Under no circumstances will Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.
     Except as otherwise provided in the Offer to Purchase, tenders of Shares made in the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment as provided herein, may also be withdrawn after December 14, 2009. For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Date by again following the tender procedures described in the Offer to Purchase.
     The exchange of Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and generally will also be a taxable transaction under applicable state, local and other tax laws. All stockholders should consult with their own tax advisors as to the particular tax consequences of exchanging their Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger.
     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
     Avocent has provided to Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
     The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.
     Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below and will be furnished promptly at Purchaser’s expense. Neither Emerson nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer.
The Information Agent for the Offer is:
470 West Avenue
Stamford, CT 06902
(203) 658-9400
Banks and Brokerage Firms, Please Call: (203) 658-9400
Stockholders Call Toll Free: (800) 607-0088
E-mail: avocenttenderinfo@morrowco.com
The Dealer Manager for the Offer is:
Greenhill & Co., LLC
300 Park Avenue
New York, New York 10022
Call Toll Free: (888) 504-7336
October 15, 2009